Exhibit 11

                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE



                                                                1996                               1995
                                                     ---------------------------        --------------------------
                                                                         FULLY                              FULLY
                                                      PRIMARY           DILUTED          PRIMARY           DILUTED
                                                     ---------         ---------        ---------        ---------
Three months ended January 31:

Weighted average number of common
     shares outstanding                              2,802,281         2,802,281        2,744,076        2,744,076

Common Stock equivalents arising from
     dilutive stock options (1)                        276,514           281,402           37,329           52,895
                                                     ---------         ---------        ---------        ---------
                                                     3,078,795         3,083,683        2,781,405        2,796,971
                                                     =========         =========        =========        =========

Net income per share (1)                               $0.28             $0.28            $0.20             $0.20
                                                       =====             =====            =====             =====

----------------
(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.



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